Exhibit 99.2


ChevronTexaco Global Gas                    Audie Setters
1111 Bagby Street                           Vice President
Houston, TX 77002                           International Marketing &
Ph:  713-752-4775                           Business Development
Fx:  713-752-3110




                                                                   ChevronTexaco
December 6, 2004

Mr. Keith Meyer
President
Sabine Pass LNG, L.P.
717 Texas Ave., Suite 3100
Houston, Tx 77002

Dear Keith:

Re: Sabine Pass Equity Negotiations
-----------------------------------

Despite our mutual efforts over the last several weeks, it has become clear that Chevron U.S.A. Inc. ("CUSA") and Sabine Pass LNG, L.P. ("Sabine") have not been and will not be able to reach agreement as to the terms of CUSA's acquisition of an equity interest in Sabine. Although we regret that fact, and appreciate the effort and cooperation with which you and your team have worked with us to negotiate such terms, given the significant differences in commercial expectations regarding CUSA's participation as an equity owner in Sabine, we conclude it is best to recognize the futility of further equity negotiations.

As a result, and in accordance with Section 3.3(b) of the Omnibus Agreement between Sabine and CUSA, CUSA hereby notifies Sabine that it does not believe that the Equity Condition Precedent set forth in Section 3.2(b) can be met. On or before December 20, 2004, CUSA will advise Sabine as to whether it is prepared to waive the Equity Condition Precedent and, assuming management approval of the Terminal Use Agreement and related Guaranty, proceed forward with the Terminal Use Agreement.

While we are disappointed that we have not been able to reach agreement as to our equity participation, we certainly wish Sabine the best of luck as it continues to develop the Sabine Pass terminal and hope that we will nonetheless have a long and mutually prosperous relationship through our role as a capacity holder in the terminal.

Cordially,

/s/ Audie Setters
-----------------
Audie Setters

c.c. B. Hauhe